Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-03957, 333-85542, 333-85546, 333-142985, 333-167123 and 333-198050 of The Williams Companies, Inc. on Form S-8, and Registration Statement Nos. 333-29185 and 333-223149 of The Williams Companies, Inc. on Form S-3 of our report dated February 22, 2017, relating to the financial statements of Gulfstream Natural Gas System, L.L.C. for the year ended December 31, 2016, appearing in this Annual Report on Form 10-K of The Williams Companies, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 21, 2019